Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-204449) on Form S-8 of Kearny Financial Corp., of our report dated June 21, 2024, with respect to the statement of net assets available for benefits of Kearny Bank Employees’ Savings Plan as of December 31, 2023, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule as of December 31, 2023, which report appears in the December 31, 2023 annual report on Form 11-K of Kearny Bank Employees’ Savings Plan.
/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
June 21, 2024